UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 15, 2011

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 15, 2011, Mr. Kevin W. Sharer, the Chairman of the Board and Chief Executive Officer of Amgen Inc. (the “Company”), notified the Company of his plans to retire from the Company at the end of 2012. To facilitate an orderly transition, Mr. Sharer will step down as Chief Executive Officer effective May 23, 2012 and will remain as Chairman of the Board and an employee of the Company until the end of 2012, at which time he will retire from the Board and the Company.

(c) Also on December 15, 2011, the independent members of the Board of Directors of the Company announced that Mr. Robert A. Bradway would succeed Mr. Sharer as Chief Executive Officer, effective May 23, 2012. Further, these members of the Company’s Board announced their intention to elect Mr. Bradway Chairman of the Board when Mr. Sharer retires from that position at the end of 2012. The Board will also elect a lead independent director at that time. Mr. Bradway, age 48, currently serves as the Company’s President and Chief Operating Officer and as a member of the Company’s Board of Directors. Mr. Bradway joined the Company in 2006 as Vice President, Operations Strategy and served as Executive Vice President and Chief Financial Officer from April 2007 to May 2010. Prior to joining the Company, Mr. Bradway was a managing director at Morgan Stanley in London where he had responsibility for the firm’s banking department and corporate finance activities in Europe and focused on healthcare. Mr. Bradway currently serves on the Board of Directors of Norfolk Southern Corporation.

A copy of the Company’s press release announcing Mr. Sharer’s retirement as well as Mr. Bradway’s succession is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A description of Mr. Bradway’s compensation arrangements with the Company is contained in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 7, 2011 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated December 15, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: December 15, 2011
	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release dated December 15, 2011